Exhibit (a)(1)(I)

Stock Option Exchange Program

Options for Restricted Stock

Frequently Asked Questions

What Options Are Eligible for Exchange?

We are offering eligible associates the opportunity to receive restricted stock units in exchange for all eligible options granted under the Answerthink, Inc. 1998 Stock Option and Incentive Plan. Eligible options are defined as options to purchase shares of Answerthink’s common stock having an exercise price of $2.80 or more.

Who May Participate in the Offer?

You are eligible to participate in the Offer if you (i) hold Eligible Options, (ii) are an active employee of, or on an approved leave of absence from, Answerthink or one of its subsidiaries on both the date hereof and the Expiration Date (iii) are a senior director, a managing director or an executive officer of Answerthink, and (iv) will have been an employee of Answerthink for at least one year as of July 4, 2003.

Why Is Answerthink Making the Offer?

We are making this Offer to compensate Eligible Employees for their services and to enhance the retentive and incentive impact of outstanding equity compensation awards. Many of our Eligible Employees have current outstanding options with strike prices that are significantly higher than the current market price of our common stock. We believe in giving our employees long-term performance incentives. These options may not be providing such an incentive at this time.

Does Answerthink Plan to Grant New Stock Options During the Offer Period?

No. Because of the required accounting treatment, participants in this Offer whose tendered options are accepted by us for cancellation will not receive any other stock option grants during the six-month period following the Cancellation Date.

How Many Restricted Stock Units Will I Receive in Exchange for Eligible Options That I Tender?

You will receive one Restricted Stock Unit for each Eligible Option that you tender pursuant to this Offer.

You will not be required to pay cash for the Restricted Stock Units you receive or the shares of common stock you receive upon the vesting of the Restricted Stock Units. However, when your Restricted Stock Units vest, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

What Are Restricted Stock Units?

The Restricted Stock Units represent the right to receive shares of our common stock upon vesting. The Restricted Stock Units are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related distribution of shares. You are not a shareholder as a result of holding Restricted Stock Units, and Restricted Stock Units do not entitle you to vote or receive notices of meeting, and other materials provided to Answerthink stockholders until the Restricted Stock Units vest, at which time the related shares will be distributed to you. The Restricted Stock Units will be granted under the Plan and will be subject to the terms of the Restricted Stock Unit Agreement entered into by you and us. After Restricted Stock Units have vested, and the related shares are distributed to you, you will have stockholder rights (such as voting and dividend rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws.

When May I Tender My Options in Exchange for Restricted Stock Units?

You may tender options at any time prior to 11:59 p.m., Eastern Time, on Monday, July 14, 2004, or any later expiration date to which we extend the Offer.

How Do I Tender My Options?

If you decide to tender your options, your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement must be received by us prior to 11:59 p.m., Eastern Time, on July 14, 2003, at Answerthink, Inc., Human Resources, Attn: Diane Tuccito, 817 W. Peachtree Street, Suite 800, Atlanta, Georgia 30308 (telephone: (404) 682-2444).

If we extend the offer beyond that time, we must receive your properly completed and duly executed Letter of Transmittal and Restricted Stock Unit Agreement before the extended expiration of the offer.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we will accept all such properly tendered options promptly after the expiration of the Offer.

We recommend that if you choose to mail your letter of transmittal, you send it by certified or registered mail. Interoffice mail is not recommended since it can not be tracked. Please keep a copy of all documents. You assume the risk of, and will be responsible for, any lost or delayed mail, whether interoffice or otherwise. Please note that letters of transmittal sent by facsimile machine or over electronic mail will not be accepted.

All delivery costs associated with this program are to be incurred at the personal expense of the participating associate. No delivery costs may be charged to Answerthink.

Where do I go to find out the number of options and the strike price of my current outstanding option grants?

This information will be set forth on Schedule B to this offer to exchange which will be sent to your home address of record once the offering period commences. Additionally, you can access your stock option information either by phone using the Smith Barney Voice Response Unit, or VRU, or on the Internet by accessing www.benefitaccess.com. If you are using the VRU, you will need your social security number and personal identification number, or PIN, number. The Internet will require entry of your user name and a password.

If I Decide to Exchange Eligible Options, Do I Have to Exchange All of My Options or Can I Just Exchange Some of Them?

If you accept this offer with respect to any Eligible Options, you must tender all Eligible Options.

Will Answerthink Accept All Options Offered for Exchange?

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer, we will accept all options that are properly and timely tendered and not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we will accept all such properly tendered options promptly after the expiration of the Offer.

Are There Conditions to the Offer?

The Offer is not conditioned on the tender of a minimum number of options. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer which will be described in Section 6 of the Offer.

When Will I Receive My Restricted Stock Units and the Related Shares of Common Stock?

If you properly tender Eligible Options and we accept all options tendered, the grant of the Restricted Stock Units will be effective as of the Expiration Date unless we reject all options tendered in accordance with Section 6 of the Offer. The Restricted Stock Unit Agreement between you and us will evidence your award of Restricted Stock Units. As the Restricted Stock Units vest in accordance with the terms and conditions of the award, the shares of common stock relating to the vested portion of the Restricted Stock Units will be distributed to you by electronic deposit into a book entry account for you with our transfer agent (less any shares withheld to satisfy your withholding tax obligations).

What is the Vesting Schedule for the Restricted Stock Units?

So long as you remain employed with Answerthink or its subsidiaries, the Restricted Stock Units will vest in three installments over a four-year period with fifty percent (50%) vesting on July 14, 2005, twenty-five percent (25%) vesting on July 14, 2006, and twenty-five percent (25%) vesting on July 14, 2007. Even if your options are currently vested, the Restricted Stock Units you receive will be subject to vesting over this four-year period.

For example, assume that you receive 100 Restricted Stock Units in exchange for your Eligible Options. Assuming you are still employed by us on each of the following dates:

•	On July 14, 2005, 50 Restricted Stock Units will vest.

•	On July 14, 2006, an additional 25 Restricted Stock Units will vest.

•	On July 14, 2007, the remaining 25 Restricted Stock Units will vest.

What Happens to the Restricted Stock Units if My Employment Terminates?

The terms and conditions of the Restricted Stock Units provide that any unvested portion of the grant will be forfeited upon a termination of employment, other than termination by reason of death or permanent and total disability. All unvested Restricted Stock Units shall fully vest upon the death of the holder and the shares of common stock represented thereby shall be deliverable in accordance with the terms of the Plan. Upon the permanent and total disability of the holder of Restricted Stock Units, such Restricted Stock Units shall continue to vest in accordance with the applicable Restricted Stock Unit Agreement for a period of one year after such termination, subject to earlier forfeiture of such Restricted Stock Unit in accordance with the terms of the applicable Restricted Stock Unit Agreement.

IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, ALL OR A PORTION OF THE UNVESTED RESTRICTED STOCK UNITS MAY BE FORFEITED. IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS, YOU WILL FORFEIT ALL OF THE RESTRICTED STOCK UNITS THAT HAVE NOT YET VESTED. IN ADDITION, IF YOU TAKE ACTIONS IN COMPETITION WITH ANSWERTHINK WHILE EMPLOYED OR WITHIN SIX MONTHS AFTER TERMINATION OF YOUR EMPLOYMENT, YOU SHALL BE REQUIRED TO FORFEIT TO ANSWERTHINK AN AMOUNT EQUAL TO THE AGGREGATE VALUE THAT YOU RECOGNIZED PURSUANT TO THE VESTING IN RESTRICTED STOCK UNITS DURING THE SIX-MONTH PERIOD PRECEDING YOUR TERMINATION OF SERVICE.

What Will Happen to My Options if I Do Not Tender My Options?

If you choose not to participate in the Offer, you will continue to hold your existing stock options under the terms of each award as it was granted to you. You will not receive the Restricted Stock Units.

Do I Have to Return a Letter of Transmittal if I Do Not Want to Exchange My Options?

No.

What Happens if I Tender My Options but My Employment Terminates Before the Expiration Date?

If your employment is terminated for any reason (including death or disability) after you tender Eligible Options pursuant to the Offer but prior to the Expiration Date, your participation in the Offer will be automatically cancelled and you will not receive any Restricted Stock Units. In this case, your Eligible Options will be treated as if they had not been tendered, and your Eligible Options will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the existing stock option award agreements between you and us.

Will I Have to Pay Taxes When I Exchange My Options in the Offer?

If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options.

What Are the Income and Withholding Tax Consequences of the Vesting of Restricted Stock Units?

If you are a U.S. citizen or resident and tender Eligible Options in exchange for Restricted Stock Units, when your Restricted Stock Units vest (and the related shares of common stock are distributed to you), you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the closing price of our common stock on the Nasdaq National Market on the date that the shares are distributed to you or, if no sales are reported on that date, on the next preceding day on which any sale shall have been reported.

The ordinary income resulting from the vesting of the Restricted Stock Units (and the related distribution of shares) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the payment and/or vesting occurs.

At the time you recognize ordinary income on the vesting of the Restricted Stock Units (and the related distribution of shares), you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. We expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER.

How Will Movements in Answerthink’s Stock Price During the Offer Period Affect the Value of My Options Versus the Restricted Stock Units?

The value of a Restricted Stock Unit changes in direct relationship to changes in the price of Answerthink stock, while your options will have value for you only if the stock price appreciates above the relevant exercise prices by the time of the relevant expiration date for each option. Also note that you will receive the same number of Restricted Stock Units as the number of Eligible Options you will give up, and you will not be able to sell the Restricted Stock Units until they vest and the related shares of common stock are distributed to you. As of the time of making this offering, the current price of Answerthink stock is lower than the exercise price of all of your Eligible Options.

What Happens to the Restricted Stock Units Versus My Existing Stock Options if There is a Change in Control of Answerthink?

Under the terms of the Plan, if, upon the consummation of a change in control (as defined in the Plan), no provision is made to continue the Plan or assume or replace the outstanding Restricted Stock Units with new Restricted Stock Units of a successor entity, then your Restricted Stock Units shall be deemed to have vested and all restrictions and conditions applicable to such shares of Restricted Stock Units shall be deemed to have lapsed. However, some Eligible Employees may have terms relating to a change in control in Answerthink under their individual employment agreements or other agreements between Answerthink and them that differ from the terms under the Plan described in the preceding sentence. If the terms relating to a change in control in Answerthink under your individual employment agreement or other agreements with Answerthink differ from the terms relating to a change in control under the Plan, the terms relating to a change in control of Answerthink under your individual employment agreement or other agreements with Answerthink shall apply to your Restricted Stock Units. Please review your existing employment agreements carefully.

Under the terms of the Plan, if no provision is made to continue the Plan or assume or replace the outstanding options with new options of a successor entity, then, fifteen days prior to the scheduled consummation of a change in control, all stock options outstanding shall become immediately exercisable and shall remain exercisable for a period of fifteen days. If the terms relating to a change in control in Answerthink under your individual employment agreement or other agreements with Answerthink differ from the terms relating to a change in control under the Plan, the terms relating to a change in control of Answerthink under your individual employment agreement or other agreements with Answerthink shall apply to your Restricted Stock Units. Please review your existing employment agreements carefully.

When Does the Offer Expire?

The Offer expires on July 14, 2003, at 11:59 p.m., Eastern Time, unless we extend it. We may, in our discretion, extend the Offer at any time. If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Time, on July 14, 2003.

May I Withdraw Options I Have Previously Tendered?

You may withdraw your previous tender of Eligible Options at any time before the Expiration Date (or if we extend the Offer, at any time before the extended expiration of the Offer) by delivering to us a Notice of Withdrawal using the same method you originally used to tender your options. If you submit a Notice of Withdrawal, you may still re-tender your options after withdrawing by delivering to us a new Letter of Transmittal and Restricted Stock Unit Agreement before the Expiration Date, in accordance with the instructions in the Letter of Transmittal, again using the same method you originally used to tender your options.

What Does the Board of Directors Think of This Offer?

Although the Board has authorized this Offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. As a result, you should consult with your personal advisors if you have questions about your financial or tax situation. The Board is not making a recommendation to employees as to whether or not to accept this Offer.

To Whom Can I Speak if I have Questions About the Offer?

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

If you have questions about which of your stock options are eligible for the Offer, please contact:

Answerthink, Inc.

Human Resources

Attn: Diane Tuccito

817 W. Peachtree Street, Suite 800

Atlanta, GA 30308

(telephone: (404) 682-2444)

* * * * *

Answerthink has commenced the offer to exchange that is referred to in this communication. Following commencement of the offer, eligible associates were mailed a copy of the written Offer to Exchange and Letter of Transmittal. Before you decide whether to tender any of your options, you should carefully read the entire Offer to Exchange and the Letter of Transmittal when they are delivered to you. They contain important information about the exchange offer. Answerthink also will file these materials with the SEC as part of a tender offer statement. You will be able to review these materials and other documents filed by Answerthink with the SEC for free on the SEC’s web site at www.sec.gov, on Answerthink’s website or on Mind~Share, our corporate intranet.